Exhibit 10.12

June 18, 2015

Mark L. Perry

Re:	Board of Directors of MyoKardia, Inc.

Dear Mark:

MyoKardia, Inc. (the “Company”) appreciates your past service as a member of the Board of Directors of the Company (the “Board”) starting with your appointment as a director effective as of December 6, 2012 and would like to document terms pursuant to which you have been serving as a member of the Board and will serve as a member of the Board going forward.

You have been and will be entitled to be paid an annual cash retainer of $35,000 during your service on the Board, which will be payable quarterly in arrears and pro-rated for any partial year served. In addition, the Board, on June 12, 2013, approved the grant to you of a stock option to purchase 75,000 shares of common stock of the Company (the “Initial Option”). The shares of common stock underlying Initial Option vested over a one year period and are now fully vested. In all respects, the Initial Option is governed by the Company’s 2012 Equity Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Agreement entered into between you and the Company pursuant to the Plan.

It is understood that you have and will serve at the pleasure of the Company and that either you or the Company may terminate your directorship at any time and for any reason without prior notice and without additional compensation to you. The Company has and will reimburse you for reasonable and necessary travel expenses incurred by you in furtherance of the Company’s business pursuant to Company policy. You will be solely responsible for payment of all governmental charges and taxes arising from your service to the Company as a director.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as a director of the Company.

This agreement shall be governed and construed in accordance with the Delaware General Corporation Law as to all matters within the scope thereof, and as to all other matters in accordance with the laws of the State of California.

Please indicate your acknowledgement of the terms under which you have been serving as a director of the Company and accepting such terms going forward, by signing and dating the enclosed copy of this letter and returning it to the Company. The Company appreciates your past service and looks forward to your continued service as a member of our Board.

Very truly yours,

/s/ Tassos Gianakokos
Tassos Gianakakos
Chief Executive Officer

Acknowledged and Agreed:

/s/ Mark L. Perry
Mark L. Perry

Date: June 22, 2015

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